Exhibit 99.01

February 15, 2002

Xcel Energy to tender for NRG Energy stock

     MINNEAPOLIS – Xcel Energy (NYSE: XEL) announced today that its board of directors approved plans to commence an exchange offer by which Xcel Energy would acquire all of the outstanding publicly held shares of its subsidiary, NRG Energy, Inc. (NYSE: NRG). Xcel Energy currently owns 74 percent of NRG.

     In the offer, NRG shareholders would receive 0.4846 shares of Xcel Energy common stock in a tax-free exchange for each outstanding share of NRG common stock. Based on Thursday’s (Feb. 14) closing price, the offer represents a 15 percent premium. Additionally, following completion of the transaction, shareholders would be entitled to Xcel Energy’s current annual dividend of $1.50 per share.

     “We are confident that our decision to acquire the public shares of NRG is in the best interests of both the NRG and Xcel Energy shareholders,” said Wayne H. Brunetti, chairman, president and CEO of Xcel Energy.

     In 1989, NRG was developed as an independent power producer (IPP) to create additional shareholder value as a growth company. “NRG’s management has grown the company rapidly, and today it is the third largest IPP worldwide with nearly 20,000 megawatts of power generation,” Brunetti said. NRG completed public offerings in June 2000 and March 2001.

     “However, numerous factors have recently led to significant erosion in the valuations within the IPP sector and resulted in a fundamental shift in market perception that has increased the cost of capital for these companies,” Brunetti said. “These events require a refocusing of NRG’s current business model. The new focus of NRG will be on managed growth with a stronger balance sheet, cost management and reduced dependence on external financing.”

     Brunetti said Xcel Energy’s plans for NRG in 2002 include:

•	Infusing $600 million of equity into NRG

•	Selling approximately $1.9 billion of existing, largely international, generating assets

•	Canceling approximately $700 million of planned projects and deferring about $900 million of projects

•	Selling unassigned turbines, and

•	Reducing business development and A&G expenses by about $45 million.

     These actions are expected to reduce 2002 cash requirements by about $3 billion, Brunetti said. He noted that the company expects to capture other benefits, not included in the current projections, resulting from:

•	Consolidating trading and marketing organizations while honoring all regulatory requirements

•	Integrating power plant management across the Xcel Energy system, and

•	Capturing infrastructure savings, where appropriate, to maximize available synergies.

     “These actions demonstrate our commitment to an investment-grade bond rating for NRG and a high quality rating at Xcel Energy,” Brunetti said.

     Xcel Energy Chief Financial Officer Jim McIntyre said the acquisition of NRG should add about 5 cents per share to Xcel Energy’s 2002 earnings and about 10 cents per share in 2003 and beyond. “We plan to maintain Xcel Energy’s earnings guidance for 2002 at $2.40 to $2.50 per share, and we expect the annual earnings per share growth to average 7 percent to 9 percent, with NRG’s contribution growing about 15 percent per year,” he said.

     “We view the annualized $1.50 per share dividend as a very important part of the Xcel Energy value proposition for investors. We are committed to maintaining that dividend even as we move to acquire the NRG minority shareholder interest,” McIntyre added.

     Brunetti noted that this transaction supports Xcel Energy’s “balanced portfolio” strategy and enhances the stability of its energy merchant business.

     Xcel Energy plans to begin the exchange offer as soon as practical. Completion of the offer will be conditioned upon NRG’s public shareholders tendering enough shares so that, when taken together with the shares of common stock that Xcel Energy currently holds, Xcel Energy would own at least 90 percent of NRG’s common stock. To satisfy this condition, which will not be waived, NRG shareholders must tender approximately 60 percent of the publicly held NRG shares currently outstanding. Upon successful completion of the exchange, Xcel Energy will merge NRG with a wholly owned subsidiary of Xcel Energy in a “short-form” merger. In the merger, each remaining share of NRG common stock will be exchanged (subject to the exercise of appraisal rights) for the same number of shares of Xcel Energy common stock as is exchanged in the exchange offer.

     Lehman Brothers is acting as Xcel Energy’s financial advisor for the transaction.

     Xcel Energy will host a conference call and Web cast beginning at 8:00 a.m. Central Standard Time on Feb. 15. The audio portion of the call and related slides will be broadcast on Xcel Energy’s Web site at the following location: http://www.xcelenergy.com, then click on Investor Information.

In addition, the audio-only segment of the call can be accessed live at:
U.S. Dial-In: 888-276-9995
International Dial-In: 612-332-0228
The call will be available in a replay mode from 12:00 noon on Feb.15 through 11:59 p.m. Feb. 22,
Central Standard Time. Replay numbers:
U.S. Dial-In: 800-475-6701
International Dial-In: 320-365-3844
Access Code: 627768

     Xcel Energy is a major U.S. electricity and natural gas company with operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

     NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. NRG’s operations use such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas and hydro, as well as refuse-derived fuel. NRG’s headquarters are located in Minneapolis. More information is available at www.nrgenergy.com.

For more information, contact:
Jim McIntyre, Vice President & Chief Financial Officer 612-215-4515
Dick Kolkmann, Managing Director, Investor Relations 612-215-4559
Paul Johnson, Director, Investor Relations 612-215-4535

News media inquiries only, please call Media Relations 612-215-5300

Xcel Energy Internet Address: http://www.xcelenergy.com

In connection with the proposed transaction, Xcel Energy will file an exchange offer prospectus and related materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS DOCUMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the exchange offer prospectus (when available) and other documents filed by Xcel Energy with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the exchange offer prospectus, once available, as well as Xcel Energy’s related filings with the SEC, may also be obtained from Xcel Energy by directing a request to Xcel Energy.

The statements herein regarding reduction of cash requirements, the impact of the transaction on earnings, the expectation or estimates of earnings per share and growth rates, future dividends and similar statements of future results identify forward-looking information. Although Xcel Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that the offer, if made, will be successful or that other expectations will be realized. Factors that could affect whether the transaction is completed or whether the expectations will be realized include the satisfaction of all conditions to the exchange offer that cannot be waived and the satisfaction or waiver of all other conditions, the actual results of Xcel Energy following completion of the transaction, the ability to dispose of or terminate projects, to reduce expenses and to realize synergies, cash levels and similar matters. Some of these conditions are expected to include the receipt of all required regulatory approvals, the tender by shareholders of enough of the publicly held shares so that Xcel Energy will own at least 90 percent of NRG’s common stock, and the absence of an injunction or litigation concerning the exchange offer.

This information is not given in connection with any sale or offer for sale or offer to buy any security.